EXHIBIT 3.1

                       CERTIFICATE OF AMENDMENT TO BYLAWS
                                       OF
                            BELLAVISTA CAPITAL, INC.

The undersigned, as Secretary of BellaVista Capital, Inc., hereby certifies that, by action of the Company's Board of Directors on November 7, 2005, Article VII of the Company's Bylaws was amended to read, in its entirety, as follows, with deleted language [in brackets] and added language underlined:

                                  "ARTICLE VII

         The fiscal year of the Corporation shall be the twelve calendar months ending [December 31] September 30 in each year, unless otherwise provided by the Board of Directors."

Certified this 7th day of November, 2005

                           /s/ ERIC HANKE
                           ---------------------------------
                           Eric Hanke, Secretary